Exhibit 5.1
June 23, 2008
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Ladies and Gentlemen:
     I am Assistant General Counsel of Johnson & Johnson, a New Jersey corporation (the “Company”), and I am a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to the Company pursuant to a limited license granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The following opinion is limited to the federal laws of the United States and the laws of the State of New York and the State of New Jersey.
     I have reviewed the Restated Certificate of Incorporation of the Company and its Bylaws, as amended. I have also reviewed the corporate proceedings taken in connection with the sale of $900,000,000 aggregate principal amount of 5.15% Notes due 2018 and $700,000,000 aggregate principal amount of 5.85% Notes due 2038 (collectively, the “Debt Securities”) to be issued under an Indenture, dated as of September 15, 1987, between the Company and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded Harris Trust and Savings Bank), Chicago, Illinois, as trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 (together, the “Indenture”), which Indenture relates to the issuance and sale from time to time of debt securities, each series of which is to be offered on terms to be determined at the time of sale. I have examined the Registration Statement on Form S-3 (Commission File No. 333-149632) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 11, 2008 (the “Registration Statement”), which became effective on March 11, 2008, for the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities (which debt securities may be offered with warrants to purchase debt securities) to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act. I have also examined a Prospectus Supplement dated June 18, 2008 (to the Prospectus dated March 11, 2008 which was included in the Registration Statement) relating to the Debt Securities in the form filed with the Commission pursuant to Rule 424(b)(3) under the Act. I have reviewed such other corporate records and documents of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.
     Based upon the foregoing and having regard for legal considerations as I deem relevant, I am of the following opinion:

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1.	The execution and delivery of the Indenture and the issuance and sale of the Debt Securities have been validly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

2.	The Debt Securities, when duly executed on behalf of the Company, authenticated by or on behalf of the Trustee, issued and sold as described in the Registration Statement (including the Prospectus and Prospectus Supplement relating thereto), and delivered by the Company in accordance with the Indenture will be validly issued and will constitute valid and binding obligations of the Company in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and to general equitable principles.
     I hereby consent to the reference to me under the heading “Legal Opinions” in the Prospectus included in the Registration Statement and under the heading “Legal Opinions” in the Prospectus Supplement.
Very truly yours,
/s/ J. J. Bergin
James J. Bergin
Assistant General Counsel

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